Exhibit 2.2

Coachman's Landing Apartments

St. Charles (Waldorf), Maryland

FHA Project No. 052-35462

ASSIGNMENT AND TRANSFER OF LIMITED PARTNERSHIP INTEREST

WITH ACCEPTANCE, ACKNOWLEDGEMENT AND CONSENT

FOR VALUE RECEIVED, the undersigned ("Transferor") hereby sells, assigns, transfers, sets over, delivers and forever and unconditionally relinquishes unto COACHMAN'S LIMITED PARTNERSHIP, a Maryland limited partnership (the "Partnership"), all of Transferor's right, title, and interest in and to the Partnership, constituting a one-tenth of one percent (0.1%) limited partnership interest in the Partnership, and hereby withdraws from the Partnership.
Dated: November 18, 2002 Address: 222 Smallwood Village Center St. Charles, Maryland 20602	Transferor: WILSON SECURITIES CORPORATION, a Delaware corporation By: /s/ J. Michael Wilson Print: J. Michael Wilson Title: Vice President

The undersigned, as General Partner of the Partnership, in accordance with applicable provisions of the Partnership Agreement, on behalf of the Partnership and its Partners, hereby acknowledges and accepts the foregoing Assignment and Transfer of Limited Partnership Interest, and the withdrawal by the Transferor from the Partnership, and hereby redeems all interests of the Transferor in the Partnership.
Dated: November 18, 2002 Address: 222 Smallwood Village Center St. Charles, Maryland 20602	General Partner: INTERSTATE BUSINESS CORPORATION, a Delaware corporation By: /s/ J. Michael Wilson Print: J. Michael Wilson Title: President